Exhibit 10.102

LOAN AGREEMENT Between MORGANTOWN MALL ASSOCIATES LIMITED PARTNERSHIP as the Borrower and FIRST COMMONWEALTH BANK as the Bank Dated as of October 8, 2008

TABLE OF CONTENTS

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ARTICLE 5.	NEGATIVE COVENANTS	27
5.1	Indebtedness	27
5.2	Encumbrances	27
5.3	Liquidations, Mergers, Consolidations, Acquisitions, Sales of Interests	27
5.4	Organizational Matters	27
5.5	Dispositions of Assets	27
5.6	Use of Real Estate Collateral	28
5.7	Change of Business	28
5.8	Lease Amendments	28
5.9	Publicity	28
5.10	Ownership or Acquisition of Assets	28
5.11	Distributions	28
5.12	Lease of Building	28
5.13	Affiliate Transactions	29

ARTICLE 6.	CONDITIONS PRECEDENT	29
6.1	Conditions to the Loan	29
6.2	Conditions to Making First Disbursement	29

ARTICLE 7.	EVENTS OF DEFAULT; REMEDIES	33
7.1	Events of Default	33
7.2	Remedies	35

ARTICLE 8.	GENERAL PROVISIONS	36
8.1	Amendments and Waivers	36
8.2	Taxes	36
8.3	Expenses and Fees	36
8.4	Notices	37
8.5	Set-Off	38
8.6	Interest Limitation	38
8.7	No Third Party Rights	38
8.8	Participations and Assignments	39
8.9	Successors and Assigns	39
8.10	Severability	39
8.11	Survival	39
8.12	Funds Transfer Authorization and Indemnification	39
8.13	GOVERNING LAW	40
8.14	FORUM	40
8.15	DISCLAIMER REGARDING POWER OF ATTORNEY	41
8.16	Non-Business Days	41
8.17	Integration	41
8.18	Counterparts	41
8.19	WAIVER OF JURY TRIAL	41

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INDEX OF SCHEDULES

Schedule
Designation	Description

1.1	Legal Description of Morgantown Commons
1.2	Proposed Locations of Outlots
3.2	Ownership Structure
3.8	Litigation
3.10a	Existing Permitted Encumbrances
5.1	Other Indebtedness

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of October 8, 2008, is entered into by and between MORGANTOWN MALL ASSOCIATES LIMITED PARTNERSHIP, an Ohio limited partnership (the "Borrower"), and FIRST COMMONWEALTH BANK (the "Bank").

RECITALS:

WHEREAS, The Borrower has applied to the Bank for a loan in a principal amount not to exceed the lesser of (i) $40,000,000.00, or (ii) the amount determined based on a 75% Loan to Value Ratio  (the "Loan"); and

WHEREAS, the Borrower intends to use the proceeds from the Loan to refinance existing debt associated with the facility known as the Morgantown Mall and located in Westover Township, Monongalia County, West Virginia (the "Building" and together with the Land (as hereafter defined), collectively, the "Property"); and

WHEREAS, the Bank is willing to make the Loan upon the terms and conditions set forth in this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the foregoing recitals (each of which is incorporated herein by reference) and the mutual promises contained herein and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and with the intent to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1.   DEFINITIONS AND OTHER CONVENTIONS

1.1          Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below or in the Section or Subsection of this Agreement referred to, unless the context otherwise requires:

Affiliate:  As to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such Person.

Agreement:  This Loan Agreement and all exhibits, schedules, extensions, renewals, amendments, substitutions and replacements hereto and hereof.

Anchor Tenants:  Shall mean, collectively, Sears, Roebuck & Co., J. C. Penney Company, Inc., The Elder-Beerman Stores Corp., and Belk, Inc. and each future replacement Tenant for any of the aforementioned.

Anti-Terrorism Laws: Shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

Appraisal:  A USPAP appraisal of the Real Estate Collateral addressed to the Bank and furnished by an independent appraiser satisfactory to the Bank.

Assignment of Leases and Rents:  The Assignment of Leases and Rents executed by the Borrower in connection herewith, and all exhibits, schedules, extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Assignment of Management Agreement:  The Assignment of Management Agreement (which shall assign the Management Agreement to the Bank) executed by the Borrower and the Property Manager in connection herewith, together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Bank:  First Commonwealth Bank, and its successors and assigns.

Bank's Lien:  The first and prior perfected liens and security interests granted by the Borrower to the Bank pursuant to the Security Documents.

Blocked Person: Shall mean a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (2) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (3) a Person with which any financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (4) a Person that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224; (5) a Person that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or (6) a Person who is affiliated or associated with any of the foregoing.

Borrower:  Shall mean Morgantown Mall Associates Limited Partnership, an Ohio limited partnership.

Building:  This term shall have the meaning given it in the preamble hereto.

Business Day: A day other than a Saturday or a Sunday on which the Bank is open for business at its main office in Indiana, Pennsylvania.

Change in Ownership:  Any event or series of events which results in any change of ownership of any equity interests in Borrower.  A change in ownership does not include any change of ownership of any equity interests in Guarantor.

Closing Date:  October 14, 2008, or such other date as is mutually agreeable to the parties hereto.

Collateral:  Collectively, all of the Borrower's right, title and interest in and to all of the assets of the Borrower described in the Security Documents.

Control:  The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, partnership interests, other equity interests, by contract or otherwise, including the power to elect a majority of the directors of a corporation or trustees of a trust, as the case may be.

Debt Service Coverage Ratio:  The ratio of (i) the Borrower's Net Operating Income for the twelve (12) calendar  month period  immediately  preceding the date of calculation, to (ii) the Borrower's scheduled payments of principal and interest on its Indebtedness for the twelve  (12)  calendar  month  period  immediately  following  such  calculation, all determined in accordance with GAAP consistently applied.

Deed of Trust:  The Deed of Trust and Security Agreement executed by the Borrower in connection herewith, together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof covering the real property and the improvements thereon commonly known as the Morgantown Mall located in Westover Township, West Virginia.

Default:  Any condition, event, omission or act which with the giving of notice, the passage of time or both would constitute an Event of Default.

Default Rate:  The rate of interest in effect during an Event of Default, as described in the Note.

Dollars or $:  The legal tender of the United States of America.

Eligible Institution:  Shall mean a federal or state chartered depository institution  or  trust  company  insured  by  the  Federal   Deposit Insurance Corporation  the short term  unsecured debt  obligations or commercial  paper of which  are rated at least A-1 by S&P,  P-1 by  Moody's  and F-1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of  Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least "AA" by Fitch and S&P and "Aa2" by Moody's.

Encumbrance:  Any security interest, mortgage, deed of trust, charge, pledge, hypothecation, security assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and the filing of any financing statement under the Uniform Commercial Code), whether or not voluntarily given.

Environmental Indemnity Agreement:  The Environmental Indemnity Agreement executed by the Borrower and the Guarantor on or about the Closing Date in connection herewith, and all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Environmental Law: This term shall have the meaning given it in the Environmental Indemnity Agreement.

Event of Default: Any of the events specified in Section 7.1.

Facility Fee: The fees described in Section 2.1b.

Fiscal Quarter:  Each three-month fiscal period of a Loan Party beginning respectively on each successive January 1, April 1, July 1, and October 1 during the term hereof and ending on the immediately succeeding March 31, June 30, September 30,  and December 31, respectively ..

Fiscal Year: Each annual period of any Loan Party beginning January 1 and ending December 31 during the term hereof.

GAAP: Generally accepted accounting principles which are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board, its predecessors and its successors, consistently applied.

General Partner:  Shall mean Glimcher Morgantown Mall, Inc., a Delaware corporation.

Governmental Approval: Any order, consent, authorization, right, license, validation, approval or permit issued by a Governmental Authority required to be obtained by the Borrower or issued by a Governmental Authority in connection with the ownership, operation, maintenance, use, leasing, occupancy and management of the Real Estate Collateral and all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Governmental Authority: The government of the United States or the government of any state or locality therein, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity or other regulatory bureau, authority, body or entity of the United States or any state or locality therein, including but not limited to any environmental agency, zoning board, planning commission or any comparable authority.

Governmental Rule: Any present or future law, statute, rule, regulation, permit, license, treaty, ordinance, order, writ, injunction, decree, judgment, guideline, award, standard, directive, decision, code, or other legal requirement of any Governmental Authority, and all amendments thereto.

Guarantor:  Shall mean Glimcher Properties Limited Partnership, a Delaware limited partnership.

Guaranty Agreement:  The Guaranty and Suretyship Agreement executed by the Guarantor in connection herewith, together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Improvements:  Collectively, any structure constructed on any portion of the Real Estate Collateral and all additions, replacements, renovations, modifications, substitutions or other improvements thereto or thereof at any time.

Indebtedness:  Individually and collectively, (i) all obligations and indebtedness for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations under conditional sale or other title retention agreements, (iv) all obligations issued or assumed as the deferred purchase price of property or services, (v) all capitalized lease obligations, (vi) the face amount of all letters of credit, (vii) all obligations of others secured by any Encumbrance on property or assets of the Borrower, whether or not the obligations secured thereby have been assumed and (viii) all guarantees and other obligations to guaranty, assume or remain liable for the payment of another Person's obligations.

Indemnified Person:  Any of the Bank, any entity controlling the Bank, their respective successors and assigns, and any of their respective officers, directors, employees and agents.

Internal Revenue Code:  The Internal Revenue Code of 1986 or any successor legislation thereto, and the rules and regulations issued or promulgated thereunder, including any amendments to any of the foregoing.

Inspecting Engineer:  Shall mean such Person as the Bank may designate from time to time to inspect the condition of the Real Estate Collateral and perform other services in connection with the Loan on behalf of the Bank.

Land:  The land described in Exhibit "A" to the Deed of Trust.

Lease:  Any lease or sublease for any portion of the Building, or any other agreement creating a right to use any portion of the Real Estate Collateral entered into from time to time, and all exhibits, schedules, extensions, renewals, amendments, substitutions and replacements to and of any of the foregoing, together, collectively the “Leases”.

Letter of Credit:  Shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit reasonably acceptable to Bank (either an evergreen letter of credit or one which  does not expire until at least thirty (30) Business Days after the Maturity Date) in favor of Bank and entitling Bank to draw  thereon, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution.  If at any time the institution issuing any such  Letter of Credit shall cease to be an Eligible Institution, Bank shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof.

Loan:  Shall have the meaning set forth in the preamble hereto.

Loan Account: The loan account referred to in Section 2.4.

Loan Amount: The lesser of (i) $40,000,000, or (ii) the amount determined based on a 75% Loan to Value Ratio.

Loan Documents:  Any of this Agreement, the Note, all Security Documents, the Environmental Indemnity Agreement, any non-disturbance agreements requested  by the Bank from time to time, any written authorization to transfer funds, and all other documents and instruments executed and delivered from time to time by any Loan Party to govern, evidence, perform or secure the Obligations, including any Rate Management Agreement entered into by and between the Bank and the Borrower in connection with the Loan, and all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Loan Party:  The Borrower and Guarantor.

Loan Parties:  Shall mean collectively the Borrower and the Guarantor.

Loan-to-Value Ratio:  The ratio of the maximum amount of the Loan to the appraised value of the Property, as shown in the Appraisal.

Lockbox Account:  The U.S. post office lockbox and related deposit account established pursuant to Section 4.7(b)(ii) by the Borrower at the Bank for deposit of all rental and other payments due to the Borrower in connection with the operation and leasing of the Real Estate Collateral in accordance with Section 4.7 hereof.

Lockbox Agreement:  The Lockbox Service Agreement executed by the Borrower pursuant to Section 4.7(b)(ii), together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Management Agreement:  The Management Agreement entered into by and among the Borrower, the Property Manager and the Guarantor in effect as of the Closing Date for the Real Estate Collateral.

Material Adverse Change:  Any set of circumstances or events which (i) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any of the Loan Documents, (ii) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations of the Borrower, (iii) impairs materially or could reasonably be expected to impair materially the ability of any Loan Party to duly and punctually pay or perform the Obligations or any of their obligations pursuant to any Loan Documents to which it is a party, or (iv)  impairs materially or could reasonably be expected to impair materially the ability of the Bank to enforce the Bank's legal remedies pursuant to the Loan Documents.

Material Adverse Effect:  An effect that results in or causes or has a reasonable likelihood of resulting in or causing a Material Adverse Change.

Maturity Date:  October 13, 2011, or if such date is not a Business Day, the next preceding Business Day, as the same may be extended pursuant to the terms of Section 2.5.

Morgantown Commons shall mean the Morgantown Commons retail complex, the legal description for which is set forth in Schedule 1.1 hereto.

Net Operating Income shall mean Operating Income from the Real Estate Collateral less Operating Expenses for the Real Estate Collateral.

Note:  The term note in the principal amount of $40,000,000 executed by the Borrower in connection herewith and delivered to the Bank to evidence the Loan, together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Obligations:  Collectively, (i) all unpaid principal and accrued and unpaid interest (including interest calculated at the Default Rate and interest accruing after the date of commencement of any case or proceeding of the type described in Section 7.1c, whether or not the Bank's claim for such interest is allowed in such case or proceeding) under the Loan and the Note, (ii) all accrued and unpaid fees hereunder or any of the other Loan Documents, (iii) any other amounts due hereunder and under any of the other Loan Documents, including all reimbursements, indemnities, fees, costs, expenses, prepayment premiums (if any) and other obligations of the Borrower to the Bank or any Indemnified Person hereunder or under any of the other Loan Documents, (iv) all reasonable out-of-pocket costs and expenses incurred by the Bank in connection with this Agreement and the other Loan Documents, including but not limited to the reasonable fees and expenses of the Bank's counsel, and (v) any Rate Management Obligations with the Bank.

Operating Expenses shall mean the expenses incurred by Borrower with respect to the ownership, operation, leasing and occupancy of, or otherwise associated with, the Real Estate Collateral in the normal course of business, determined in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis, including, but not limited to, the following:

(a)        personal property and real estate taxes;
(b)       sales taxes or any tax on rents;
(c)        payroll taxes and employee benefits;
(d)        costs of utilities;
(e)        maintenance, repair and custodial costs;
(f)         premiums payable for insurance;
(g)        office supplies, other administrative expenses and professional fees;

(h)        advertising and marketing;
(i)          telephone;
(j)          garbage;
(k)         landscaping;
(l)          an allowance for income items which are determined to be uncollectible;
(m)        any compensation or fees paid to managing agents under the Management Agreement; and
(n)         payments made to the reserve account as required by the Deed of Trust.

Notwithstanding anything contained herein, Operating Expenses shall not include:

(o)         expenses incurred in preparing space for occupancy by tenants;
(p)         foreign, U.S., state and local income taxes, franchise taxes or other taxes based on income;
(q)         depreciation, amortization and any other non-cash deduction of Borrower for income tax purposes;
(r)          payments of principal or interest on or fees or other charges related to any loan made to Borrower, including, without limitation, the Loan;
(s)          except as set forth in the Management Agreement, any compensation or fees paid to leasing agents, brokers or other third parties, whether or not affiliates of Borrower;
(t)           any improvements of a capital nature (as determined in accordance with generally-accepted accounting principles); and
(u)          any expenses paid out of any reserve account, as to which the deposit in such reserve account has already been included within Operating Expenses.

Operating Income shall mean all gross income, revenues and consideration of whatever nature, received by or paid to or for the account or benefit of Borrower, whether received by Borrower or any of its agents, or employees, or any affiliate of Borrower, its agents or employees, from any and all sources, resulting from or attributable to the ownership, operation, leasing and occupancy of the Real Estate Collateral, determined in accordance with GAAP applied on a consistent basis, including, but not limited to, any and all of the following:

(a)      gross, fixed, minimum, guaranteed, percentage and other additional rentals payable by lessees, assignees or subtenants under any Leases and all other tenants or occupants of the Real Estate Collateral (collectively, the "Leases") under any Leases and occupancy agreements, and all amendments, extensions and renewals thereof, covering any portion of the Real Estate Collateral;
(b)      amounts payable by Lessees on account of maintenance or service charges, taxes, assessments, utilities, air conditioning and heating, and other administrative, management, operating, leasing and maintenance expenses for the Real Estate Collateral;
(c)      late charges and interest payable on rentals;
(d)      rents and receipts from licenses, concessions, vending machines and similar items;
(e)       other fees, charges or payments not denominated as rental but payable in connection with the rental or other occupancy of space in the Real Estate Collateral;
(f)        payments made as consideration in whole or in part for the cancellation, modification, extension or renewal of Leases; and
(g)       proceeds of any rental or business interruption insurance.

Outlots:  Those portions of the Real Estate Collateral identified on Schedule 1.2 hereto.

Permitted Encumbrance: Any of the following:

(i)         As of the Closing Date:
(A)       the Bank's Lien;
(B)        Matters shown on Schedule B to the Title Policy which have been determined by the Bank to be acceptable; and
(C)        Matters shown on Schedule 3.10a hereto.
(D)        Matters set forth in that certain Declaration of Access, Sanitary Sewer, Storm Water and Sign Easements executed and recorded by the Borrower contemporaneously herewith.

(ii)         After the Closing Date:
(A)        The matters listed in item (i) above;
(B)         Liens on any of the Collateral for taxes, assessments, governmental charges or levies (other than taxes, assessments, governmental charges or levies that are pursuant to any Environmental Law or those which are at the time due and payable) if they can thereafter be paid without penalty or are being contested in good faith by appropriate actions or proceedings diligently conducted, with respect to which the Borrower has set aside adequate reserves in accordance with GAAP, and which do not at any time exceed an aggregate Dollar amount of $150,000.00;
(C)         Pledges or deposits to secure payment of workers' compensation obligations, unemployment and other insurance, deposits or indemnities to secure public or statutory obligations or for similar purposes, and deposits or indemnities relating to utilities and otherwise customary in connection with the business of the Borrower;
(D)         Any liens arising out of a judgment or award against the Borrower, as to which enforcement has been stayed and the Borrower is prosecuting an appeal or proceeding for review in good faith by appropriate actions or proceedings diligently conducted and with respect to which the Borrower has, in the judgment of the Bank, created adequate reserves or has adequate insurance protection; provided; however, that at no time may the aggregate Dollar amount of such judgment liens exceed $250,000.00;
(E)         Security interests in favor of lessors of personal property, which property is the subject of a true lease between such lessor and the Borrower;
(F)         Purchase money security interests in equipment, in personal property added to and affixed to the Building and vehicles;
(G)         A junior lien on the Collateral in favor of the Bank as security for other loans made by the Bank to the Borrower from time to time, and liens on assets and properties of the Borrower (other than the Collateral) in favor of the Bank to secure other Indebtedness owed by the Borrower to the Bank; and
(H)         Other Encumbrances to which the Bank has given its prior written consent;

provided, however, that no Encumbrance described in items (ii) (B) through (G), inclusive, above shall be permitted to exist if in the Bank's reasonable judgment such Encumbrance has a Material Adverse Effect on, or threatens to have a Material Adverse Effect on, the Bank's Lien or the value of the Real Estate Collateral.

Person:  Any individual, partnership, corporation, trust, joint venture, unincorporated organization, limited liability company, Governmental Authority or other entity.

Property:  This term shall have the meaning given it in the second recital to this Agreement.

Property Manager:  Glimcher Development Corporation or any successor property and leasing manager for the Property.

Property Restriction:  Any right-of-way, easement, deed restriction or other restriction, whether contractual or otherwise, relating to or affecting the ownership, operation or leasing of the Real Estate Collateral (other than Permitted Encumbrances).

Rate Management Agreement:  Any agreement, device or arrangement which is related to the Property, providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Bank, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

Rate Management Obligations:  Any and all obligations of Borrower to Bank or any affiliate of the Bank, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

Rent Roll:  All leases on Property's rent roll that are not cancelable by the Borrower on 30 days or less notice.

Real Estate Collateral:  All of the Building, the Land, all Improvements thereon, and all other property located on or affixed to such Land.

Roof Replacement Escrow Account:  The interest bearing deposit account maintained with the Bank and funded by the Borrower in accordance with Section 4.11 hereof.

Security Agreement:  The Security Agreement and Collateral Assignment executed by the Borrower in connection herewith, together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Security Document:  Any of (i) the Deed of Trust, (ii) the Assignment of Leases and Rents, (iii) the Security Agreement, (iv) all additional documents and instruments entered into from time to time for the purpose of securing the Obligations, (v) any and all ancillary documents and instruments relating to any of the foregoing, such as Uniform Commercial Code financing statements, and (vi) all extensions, renewals, amendments, substitutions and replacements to and of any of the foregoing.

Settlement Statement:  The settlement statement prepared on the Closing Date by Lawyers Title Insurance Company in connection with the refinance by the Borrower of existing Indebtedness relating to the Real Estate Collateral.

SNDA/Estoppel:  Any Non-Disturbance, Attornment, Estoppel and Subordination Agreement executed by a tenant of the Building for the benefit of the Bank pursuant to which the tenant certifies to the Bank the accuracy of certain information relating to such tenant's Lease for the Building and confirms the subordination of such lease to the lien of the Deed of Trust, which must be satisfactory to the Bank.

Survey:  The ALTA/ACSM Land Title Survey of the Land prepared by Freelance Technical Associates and reviewed in connection with the Loan.

Tax and Insurance Escrow Account: The interest bearing deposit account, if any, maintained with the Bank and funded by the Borrower in accordance with Section 4.7a hereof, and the Deed of Trust.

Title Policy:  The title insurance policy issued by Lawyers Title Insurance Company, meeting the requirements of Section 6.2b(v) hereof.

UCC or Uniform Commercial Code:  The Uniform Commercial Code as enacted in the Commonwealth of Pennsylvania, in effect on the Closing Date and as amended from time to time.

1.2          Rules of Construction.  In this Agreement and the other Loan Documents (except as otherwise expressly provided or unless the context otherwise requires) (i) terms defined in the singular shall have comparable meanings when used in the plural, and vice versa, (ii) any pronoun used shall be deemed to cover all genders, (iii) the words "hereof", "herein" and "hereunder" and words of similar import shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document, (iv) all references to particular Articles, Sections, items, clauses, exhibits and schedules are references to the Articles, Sections, items, exhibits and schedules of and to this Agreement or such other Loan Document, (v) all references to any Person shall include such Person's heirs, executors, administrators, successors and assigns, (vi) any references to any Governmental Rule shall be deemed to be a reference to such Governmental Rule as it may have been or may be amended, supplemented or replaced from time to time, (vii) all references to any Loan Document or any other agreement, contract or instrument shall be deemed to include references to any amendments, supplements, extensions, waivers, modifications and replacements thereto and thereof, (viii) the word "including" shall mean "including without limitation," (ix) accounting terms not defined shall have the meanings given them under GAAP, and (x) Article, Section and other headings used in this Agreement and the other Loan Documents are intended for convenience only and shall not affect the meaning or construction of this Agreement or such other Loan Document.

ARTICLE 2.   THE LOAN

2.1          The Loan.

2.1a        Loan to Borrower. The Bank agrees, subject to the terms and conditions hereof and relying on the representations and warranties herein set forth, to advance an amount not to exceed the Loan Amount on the Closing Date. The Borrower shall execute and deliver to the Bank on the Closing Date a Note in the amount of $40,000,000.00 in form and substance satisfactory to the Bank to evidence the indebtedness under the Loan.

2.1b        Commitment Fee.  On the Closing Date, the Borrower shall pay to the Bank a Facility Fee in an amount equal to $400,000, or the portion of such fee not previously paid to the Bank.  The Facility Fee shall be fully earned when paid and shall be nonrefundable, regardless of the amount of the Loan advanced or any subsequent prepayment of the Loan.

2.2          Payments and Prepayments.

2.2a        Payments of Principal and Interest.  Payments of principal and interest hereunder shall be calculated and made in accordance with the Note.

2.2b        Prepayments.  Upon two (2) Business Days' prior written notice to Bank, the Borrower may prepay amounts owing under the Note at any time and from time to time.  Such prepayment notice shall specify the amount of the prepayment which is to be applied.  In the event of prepayment, in addition to any payments on early termination due in connection with any applicable Rate Management Agreement entered into in connection with the Loan, the Borrower may be required to pay Bank an additional fee ("Prepayment Charge"), determined in the manner provided in Section 2.2c below, to compensate the Bank for all losses, costs, and expenses incurred in connection with such prepayment.

2.2c        Prepayment Charge.  The Borrower agrees to indemnify the Bank against any liabilities, losses or expenses (including, without limitation, any loss or expense sustained or incurred in liquidating or employing deposits from third parties, and any loss or expense incurred in connection with funds acquired to effect, fund or maintain any amounts hereunder (or any part thereof) bearing interest based on LIBOR) which the Bank sustains or incurs as a consequence of either (i) the Borrower’s failure to make a payment on the due date thereof, or (ii) the Borrower’s payment or prepayment (whether voluntary, after acceleration of the maturity of this Note or otherwise) or conversion of any amounts bearing interest based on LIBOR on a day other than the regularly scheduled due date therefor.  A notice as to any amounts payable pursuant to this paragraph, the Prepayment Charge, given to the Borrower by the Bank shall, in the absence of manifest error, be conclusive and shall be payable upon demand. The Borrower’s indemnification obligations hereunder shall survive the payment in full of all amounts payable hereunder.

Partial prepayments may be made subject to a prepayment charge based upon the same calculation methodology described above.  Any partial prepayment shall be applied to installments of principal in the inverse order of maturity and shall not postpone the due dates of, or relieve the amount of, any scheduled installment payments due hereunder.

2.3         Method of Payments.  All payments of principal, interest, fees, costs and other amounts due hereunder and under the other Loan Documents shall be made by the Borrower to the Bank at the Bank's main office at Philadelphia and Sixth Streets, Indiana, Pennsylvania 15701, or at such other address as is provided by the Bank to the Borrower, not later than 3:00 p.m. (Eastern time) on the due date.

2.4         Loan Account.  The Bank shall open and maintain on its books a Loan Account in the Borrower's name with respect to disbursements made, repayments, prepayments, the computation and payment of interest, the Facility Fee, any other fees and other amounts due and sums paid to the Bank hereunder and under the other Loan Documents.  Such Loan Account shall be conclusive and binding on the Borrower as to the amount at any time due to the Bank from the Borrower except in the case of manifest error in computation.

2.5         Extension Period.  At the request of the Borrower, the Maturity Date hereunder may be extended twice, each time for a period of twelve (12) months (each, an "Extension Period") provided the Borrower provides the Bank written notice of its intention to seek each Extension Period at least ninety (90) days and no more than one hundred eighty (180) days prior to the then current Maturity Date.  Any such extension shall be specifically conditioned upon the satisfaction of the following, each as of the date of a request (each an "Extension Request Date") as well as the then applicable Maturity Date:

(i)	No Event of Default has occurred and is continuing under the Loan Documents;
(ii)	The Borrower is in compliance with the Debt Service Coverage Ratio covenant in Section 4.13;
(iii)	The Borrower has paid to the Bank an extension fee of one-quarter of one percent (0.25%) of the principal amount outstanding under the Loan at the time of the extension;
(iv)
The requirement that the Borrower provide a Letter of Credit or maintain the Lockbox Account under the terms of Section 4.7b is not currently in effect unless (i) the Borrower has furnished the Letter of Credit required thereunder, (which Letter of Credit shall be released by the Bank upon satisfaction of the following condition), or (ii) the amount on deposit in the Replacement Escrow Account (as set forth in Section 4.7(b)(ii)) is at least $1,500,000.00; and

(v)	Other than Permitted Encumbrances, no other Encumbrance exists upon the Real Estate Collateral, as evidenced by a title insurance bring-down search and a lien and judgment search.

In the event that the above conditions are not met on or before the Extension Request Date, the Loan shall be due and payable in full on the Maturity Date, including all accrued and unpaid interest on the Loan, fees and expenses due to the Bank, and all other outstanding Obligations.

2.6         Yield Protection; Changes in Law.  If any Law or the interpretation or application thereof by any Governmental Authority charged with the administration thereof or the compliance with any guideline or request from any central bank or other Governmental Authority, whether or not having the force of law:  (i)  subjects the Bank to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind hereunder (other than any tax imposed or based upon the income of the Bank and payable to any Governmental Authority or taxing authority of the United States of America or any state thereof) or changes the basis of taxation of the Bank with respect to payments by the Borrower of principal, interest or other amounts due from the Borrower hereunder (other than any change which affects, and only to the extent that it affects, the taxation by the United States or any state thereof of the total net income of the Bank); or (ii)  imposes, modifies or deems applicable any reserve, special deposit or similar requirements against assets held by, deposits with or for the account of or credit extended by the Bank; or (iii) imposes upon the Bank any other obligation or condition with respect to this Agreement, and the result of any of the foregoing is to increase the cost to the Bank, reduce the income receivable by the Bank or impose any expenses upon the Bank with respect to the Loans by an amount which the Bank reasonably deems material, then and in any such case, the Bank shall from time to time notify the Borrower of the amount determined by the Bank (which determination, absent manifest error, shall be conclusive) to be reasonably necessary to compensate the Bank (on an after-tax basis) for such increase in cost, reduction in income, reduction in rate of return or additional expenses, setting forth the calculations therefor, and the Borrower shall pay such amount to the Bank, as additional consideration hereunder, within ten (10) Business Days of the Borrower's receipt of such notice.

2.7         Capital Adequacy.  If: (i) any adoption of or any change in or in the interpretation of any Law, (ii) compliance with any Law of any Governmental Authority exercising control over banks or financial institutions generally or any court (whether or not having the force of law), or (iii) any change in the force or effectiveness of the regulations set forth at 12 C.F.R. Part 3 (Appendix A), 12 C.F.R. Part 208 (Appendix A), 12 C.F.R. Part 225 (Appendix A) or 12 C.F.R. Part 325 (Appendix A) affects or would affect the amount of capital required or expected to be maintained by the Bank (a "Capital Adequacy Event"), and the result of such Capital Adequacy Event is to reduce the rate of return on the Bank's capital as a consequence thereof to a level below that which the Bank could have achieved but for such Capital Adequacy Event, taking into consideration the Bank's policies with respect to capital adequacy, by an amount which the Bank deems to be material, the Bank shall deliver to the Borrower a statement of the amount necessary to compensate the Bank for the reduction in the rate of return on its capital attributable to the Loans and the commitment hereunder (the "Capital Compensation Amount").  The Bank shall determine the Capital Compensation Amount in good faith, using reasonable attribution and averaging methods.  Such amount shall be due and payable by the Borrower to the Bank ten (10) Business Days after such notice is given by the Bank.

The above Sections 2.6 and 2.7 shall only be effective as to the Borrower and this Loan if they (or substantially similar provisions) are being applied by the Bank in a generally uniform manner and are not particular to the Borrower hereunder.  Nothing in these two Sections is intended to otherwise restrict or limit the Borrower's ability to prepay the Loan or impose any prepayment penalty in connection therewith.

ARTICLE 3.   REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into the Loan Documents and to make the Loan, the Borrower makes the following representations and warranties to the Bank:

3.1        Existence.  The Borrower is a limited partnership duly organized and validly existing under the laws of the State of Ohio.  The Borrower is duly qualified or licensed and in good standing in the State of Ohio and in each jurisdiction where the nature of its activities or the ownership of its properties makes such qualification or licensing necessary.

3.2        Equity Ownership.  An organization chart accurately depicting the ownership and management structure of the Borrower is attached to this Agreement as Schedule 3.2.

3.3        Power and Authority.  The Borrower has the full and lawful power and authority to, and is duly authorized to, (i) enter into, execute, deliver and perform in accordance with the terms of the Loan Documents to which it is a party, (ii) to incur the Obligations and perform all of its obligations under the Loan Documents to which it is a party, (iii) acquire, own, lease, encumber, occupy and manage its properties, including the Real Estate Collateral, and (iv) engage in the business it now conducts or proposes to conduct.  All necessary action required to authorize the execution, delivery and performance of the Loan Documents to which the Borrower is a party and the incurrence of the Obligations has been properly taken by the Borrower.

3.4        Validity and Binding Effect.  The Loan Documents to which the Borrower is a party have been duly executed and delivered by the Borrower, and constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and except as such enforceability may be limited by the availability of equitable remedies.

3.5        No Conflict or Violation.  Neither the execution and delivery of the Loan Documents to which the Borrower is a party, nor the incurrence of the Obligations, the consummation of the transactions contemplated by the Loan Documents or compliance with the terms and provisions of the Loan Documents will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the Borrower's limited partnership certificate, agreement of limited partnership or other organizational, formation documents, (ii) any Governmental Rule, Governmental Approval or Property Restriction, or (iii) any indenture, mortgage, deed of trust, franchise, contract, permit, agreement, instrument, order, writ, judgment, injunction or decree to which the Borrower is a party or by which it is bound or is subject, or will result in the creation or enforcement of any Encumbrance whatsoever upon any of the Borrower's properties, including the Collateral, whether now owned or hereafter acquired, except for Permitted Encumbrances, nor are there any defaults or violations by the Borrower of or under any of the foregoing.

3.6        Liabilities.  The Borrower has no material liabilities, whether direct or indirect, fixed or contingent, or any liabilities for taxes (other than those incurred in the ordinary course of business and not past due), long-term leases or unusual forward or long-term commitments, which in each case have not been disclosed to the Bank in writing.

3.7        Material Adverse Change; Events of Default; Violations.  Since [January 31, 2008], there has been no Material Adverse Change and there have been no events or developments that individually or in the aggregate have had a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing and no condition exists or will exist after giving effect to the Loan which constitutes a Default or an Event of Default.

3.8        Litigation.  There are no actions, suits, proceedings or investigations, at law or in equity, before any Governmental Authority, court or arbitrator, pending or, to the best of the Borrower's knowledge, threatened (i) against or with respect to the Borrower, the General Partner, or the Real Estate Collateral, and (ii) which purport to affect the rights and remedies of the Bank pursuant to the Loan Documents or which purport to restrain or enjoin (either temporarily, preliminarily or permanently) the performance by any Loan Party of any action contemplated by any of the Loan Documents.  All pending, or, to the Borrower's knowledge, threatened, litigation that is not adequately covered by liability insurance, is listed in Schedule 3.8.

3.9        Compliance with Laws.  The Borrower, a third party, or a predecessor in interest of the Borrower, has duly complied with, and the Real Estate Collateral, business operations and leaseholds are in compliance in all material respects with the provisions of all Governmental Rules, Governmental Approvals and Property Restrictions applicable to the Borrower and its properties (including the Real Estate Collateral) and the conduct of its businesses.

3.10      Matters Relating to the Collateral.

3.10a    Title.  The Borrower owns good and indefeasible fee simple title to the Collateral.  As of the effective date hereof, none of the Collateral is subject to any Encumbrance, except for Permitted Encumbrances, including those listed on Schedule 3.10a.  The Borrower has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents and instruments, have been granted all easements and rights-of-way, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower's right, title and interest in and to all of the Collateral.

3.10b    No Options, Etc.  Except for Leases of the Property in the ordinary course of business, the Borrower is not obligated under or a party to any option, right of first refusal or other contractual obligation to sell, assign, lease or dispose of any of the Property or the Collateral.

3.10c    Condemnation Proceedings.  The Borrower has not received any notice of and has no knowledge of any pending, or threatened in writing condemnation proceeding affecting the Real Estate Collateral or any part thereof.

3.10d    Casualty Loss.  No portion of the Property has suffered any material damage by fire or other casualty loss except for those (i) of which the Borrower has given the Bank notice and (ii) as to which the Property has been completely repaired and restored to its original condition.

3.10e    Use of Property.   The present and anticipated use of the Property complies with all applicable zoning ordinances, regulations and restrictive covenants affecting the Land, and all other Governmental Rules, Governmental Approvals and Property Restrictions with respect to such current and anticipated use have been satisfied.

3.10f     Utilities and Municipal Services.  All utility and municipal services necessary for the construction, operation and leasing of the Building and the Improvements and the use and operation thereof for their present and intended purpose are available at the Property, including water, sanitary and storm sewer, electric, gas and telephone facilities, and shall, by the Completion Date, be installed and operating.  All such utilities enter the Land through adjoining public streets or, if any pass through adjoining private lands, they do so in accordance with valid easements.  The Land has direct, unfettered access to sewer rights-of-way.

3.10g    Streets and Access.  All streets and rights-of-way necessary for the full utilization of the Property for its intended purpose have been completed or shall be completed by the Completion Date.

3.10h    Subdivision; Development.  The Land is a separately subdivided parcel or parcels in accordance with all Governmental Rules and Governmental Approvals regulating subdivision and land development.  The development of the Land has been completed in accordance with all requirements of all applicable Governmental Authorities having jurisdiction to regulate or control subdivision and/or development.

3.10i     Flood Area.  Except as shown on the Survey, none of the Improvements is in an "area of special flood hazard", as defined in the Flood Insurance Act of 1968.

3.10j     Governmental Rules; Governmental Approvals.  The development, construction and/or renovation of the Building and Improvements and the present and intended use, leasing and occupancy of the Building and Improvements will comply with all applicable Governmental Rules and restrictive covenants and all Governmental Approvals.

3.10k    Bank's Lien.  The Bank's Lien in the Collateral will be, after the recordation of all Security Documents in the appropriate filing offices, a first priority perfected lien upon the Collateral, subject only to Permitted Encumbrances.

3.10l      Information.  The Borrower has delivered to the Bank, a true and correct copy of, all Governmental Approvals, the Management Agreement, and any certificates, consents, amendments, extensions, waivers and other documents in connection with any of the foregoing.  There are no other agreements or contracts affecting or relating to the use, management, leasing or construction of the Property.  All surveys, plot plans and similar documents furnished by the Borrower to the Bank in connection with the Property are, to the best of the Borrower's knowledge, accurate and complete in all material respects as of their respective dates.

3.10m    Tax Returns and Payments.  The Borrower has filed all Federal, state, local and other tax returns required by law to be filed.  The Borrower has paid all taxes, assessments and other governmental charges levied upon the Borrower or any of its properties, assets, income or franchises which are due and payable, other than (i) those presently payable without penalty or interest, (ii) those which are being contested in good faith by appropriate proceedings and (iii) those which, if not paid, would not, in the aggregate, have a Material Adverse Effect; and as to each of items (i), (ii) and (iii), the Borrower has set aside on its books reserves for such claim as are determined to be adequate by application of GAAP consistently applied.  The charges, accruals, and reserves on the books of the Borrower in respect of Federal, state and local taxes for all fiscal periods to date are adequate, and the Borrower does not know of any unpaid assessments for additional Federal, state, local or other taxes for any such fiscal period or any basis therefor. Except as set forth in the Title Insurance Policy, there are no pending or, to the Borrower's knowledge, proposed, special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated Improvements to the Property that may result in such special or other assessments.

3.10n     Use of Property.  The Property is and will be used only as a for-rent, office and retail complex and for other appurtenant and related uses.

3.10o      Physical Condition.  Except as disclosed in any physical conditions reports delivered to the Bank in connection with the Loan, the Property, including all Buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good working condition, order and repair in all material respects; there exists no structural or other material defects or damages in any of the Property, whether latent or otherwise, and the Borrower has not received notice from any insurance or bonding company of any defects or inadequacies in any of the Property or any part thereof, that would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.10p      Boundaries.  All of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of each such individual portion of the Property, and no Improvements on adjoining properties encroach upon any such individual portion of the Property, and no Encumbrances or Property Restrictions upon any individual portion of the Property encroach upon any of the Improvements, so as to affect the value or marketability of the applicable individual portion of the Property, except for those which are insured against under the Title Policy.

3.10q      Survey.  To the Borrower's knowledge, the Survey or Surveys of the Property delivered to the Bank in connection with this Agreement do not fail to reflect any material survey matter affecting the Property or title thereto.

3.11        Insurance.  The Borrower currently maintains insurance which meets or exceeds the requirements of Section 4.8 hereof and the applicable insurance requirements set forth in the other Loan Documents, and such insurance is provided by reputable and financially sound insurers and is of such types and at least in such amounts as are customarily carried by, and insures against such risks as are customarily insured against by similar businesses similarly situated and owning, leasing and operating similar properties to those owned, leased and operated by the Borrower.  All of such insurance policies are valid and in full force and effect.  No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or to reduce the coverage provided thereby.

3.12        Consents and Approvals.  Except for the filing of the Security Documents with the appropriate filing office, no order, authorization, consent, license, validation or approval of, or notice to, filing, recording, or registration with any Governmental Authority, or the exemption by any such Governmental Authority, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any of the Loan Documents or (ii) the legality, binding effect or enforceability of any of the Loan Documents.

3.13        Federal Reserve Regulations.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other regulations of such Board of Governors, or for any purposes prohibited by Governmental Rules or by the terms and conditions of this Agreement or any other Loan Document.

3.14        Investment Company Act; Other Regulations.  The Borrower is not an "investment company", within the meaning of, or that is required to register under, the Investment Company Act of 1940, as amended, nor is the Borrower a company "controlled" by an "investment company" under such act, as amended.

3.15        Assets of the Borrower.  The Borrower owns no material assets other than the Real Estate Collateral, the Morgantown Commons and personal property related thereto.

3.16        Violations of Anti-Terrorism Laws.  The Borrower is not in violation of any Anti-Terrorism Law and the Borrower has not engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

3.17        Blocked Persons.  To the knowledge of the Borrower, the proceeds from the Loan will not benefit a Blocked Person.

3.18        Full Disclosure.  No Loan Document and no other document, certificate or statement furnished to the Bank by or on behalf of the Borrower pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.  There is no fact known to the Borrower which materially and adversely affects the business, property, assets, financial condition, results of operations or prospects of the Borrower or the Real Estate Collateral which has not been set forth in the Loan Documents, or any other documents, certificates and statements (financial or otherwise) furnished to the Bank by or on behalf of the Borrower prior to or on the date hereof in connection with the transactions contemplated hereby.

ARTICLE 4.     AFFIRMATIVE COVENANTS

From the date hereof and thereafter until the Loan and all other Obligations of the Borrower hereunder are paid in full the Borrower agrees, for the benefit of the Bank, that it will comply with each of the following covenants:

4.1        Use of Proceeds.  The Borrower shall use proceeds of the Loan only to refinance existing Indebtedness associated with the Real Estate Collateral and costs incurred in connection with the closing of the Loan, all as shown on the Settlement Statement.

4.2        Delivery of Financial Statements and Other Information.  The Borrower shall deliver or cause to be delivered to the Bank the following financial statements and other information:

4.2a      Annual Reports and Tax Returns.  As soon as available and in any event (i) within 120 days after the end of each Fiscal Year of the Borrower, a balance sheet as of the end of such Fiscal Year and the related statements of operations and cash flows, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous Fiscal Year, all presenting fairly the financial condition of the Borrower, in such reasonable detail as the Bank may request from time to time, and which, commencing with the statement for the fiscal year ending December 31, 2009 and thereafter, shall be prepared and audited on an unqualified basis by a certified public accounting firm reasonably acceptable to the Bank; and (ii) within 15 days after filing, a copy of the Borrower's federal income tax return and all schedules thereto.

4.2b      Annual Rent Rolls. As soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower, the Borrower shall deliver to the Bank current rent rolls for the Building.

4.2c      Other Reports, Information and Notices.  The Borrower will deliver to the Bank, within the time periods set forth below, the following other reports, information and notices:

(i)          Notice of Defaults and  Material Adverse Changes.  Promptly after the Borrower has learned of the occurrence or existence of a Default, Event of Default, an event or set of circumstances which has had or which in the reasonable judgment of the Borrower may result in a Material Adverse Effect, or a Material Adverse Change, telephonic notice thereof specifying the details thereof, the anticipated effect thereof and the action which the Borrower or the affected Person has taken, is taking or proposes to take with respect thereto, which notice shall be promptly confirmed in writing within ten (10) days by the Borrower if such Event of Default has not been cured before said ten (10) days period.

(ii)         Notice of Litigation.  (A)  Promptly after the commencement thereof, written notice of any action, suit, proceeding or investigation before any Governmental Authority, court or arbitrator affecting the Real Estate Collateral or any Loan Party, which, if adversely determined, would reasonably be expected to result in a Material Adverse Change, and (B) promptly after the Borrower has notice thereof, written notice of any decision, ruling, judgment, appeal or reversal in connection with any such action, suit, proceeding or investigation.

(iii)        Notice of Casualty Loss or Condemnation.  Reasonably promptly, upon the occurrence thereof or the receipt by the Borrower of notice thereof, written notice of any material casualty loss affecting any of the Collateral or any condemnation proceedings affecting any of the Real Estate Collateral.

4.2f       Additional Information; Inspection.  The Borrower shall deliver or cause to be delivered to the Bank such additional financial statements, reports, financial projections, notices and other information, whether or not financial in nature, with respect to the Real Estate Collateral and the Borrower as the Bank may reasonably request from time to time upon reasonable notice. The Borrower will permit the Bank and the Bank's designated employees, agents and representatives after reasonable notice from the Bank to the Borrower, (i) to have access, at any time and from time to time, during normal business hours to visit and inspect the Real Estate Collateral, (ii) to examine, audit and make copies of any of the Borrower's books of record and books, records and accounting data and other documents of the Borrower, relating to the Real Estate Collateral, and the Loan, and at any time and from time to time, during normal business hours, to such reports and returns as the Borrower may file with any Governmental Authority, and (iii) to discuss the Borrower's affairs and accounts and the Real Estate Collateral with, and be advised about them by, the Borrower, and its officers and Property Manager.

4.3        Preservation of Existence; Qualification.  At its own cost and expense, the Borrower will and will cause the General Partner to do all things necessary to preserve and keep in full force and effect its qualifications under the laws of the State of West Virginia, the state of its formation and each state where, due to the nature of its activities or the ownership of its properties, qualification to do business is required and where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

4.4        Compliance with Laws, Property Restrictions, Contracts and Leases.  The Borrower shall comply in all material respects with all applicable Governmental Rules, any Anti-Terrorism Law and Property Restrictions and the terms and conditions of all Governmental Approvals, with respect to the Building and its use, occupancy, operation and rental.  The Borrower shall comply with each material contract and agreement to which the Borrower is a party and which relates to the Real Estate Collateral, including but not limited to all Leases and other agreements for the use of the Building.

4.5        Accounting System; Books and Records.  The Borrower shall maintain a system of accounting established and administered in accordance with GAAP consistently applied and will set aside on its books all such proper reserves as shall be required by GAAP.  Further, the Borrower will maintain proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all of its properties, assets, dealings and business affairs.

4.6        Payment of Taxes and Other Liabilities.  The Borrower shall promptly pay and discharge all liabilities to which it is subject or which are asserted against it, including but not limited to all taxes, assessments and governmental charges and levies upon it or upon any of its income, profits, or properties, including but not limited to the Real Estate Collateral, prior to the date on which penalties attach thereto; provided, however, that for purposes of this Agreement, the Borrower shall not be required to pay any tax, assessment, charge or levy (i) the payment of which is being contested in good faith by appropriate and lawful proceedings diligently conducted and (ii) as to which the Borrower shall have set aside on its books reserves for such claim as are determined to be adequate by the application of GAAP, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which would have a Material Adverse Effect; and provided, further, that the Borrower shall promptly pay all such contested liabilities if the failure to do so would result in an Encumbrance on any of the Collateral which is not a Permitted Encumbrance.  The Borrower shall promptly deliver to the Bank satisfactory evidence of the payment of real estate taxes and assessments relating to the Real Estate Collateral.

4.7        Establishment of Certain Accounts:

4.7a      Tax and Insurance Escrow Account.  After the occurrence of an Event of Default, the Borrower shall establish, fund and maintain a Tax and Insurance Escrow Account with the Bank.  At such time, the Borrower shall deposit into the Tax and Insurance Escrow Account an amount which is sufficient to pay all real estate taxes and assessments and insurance premiums for the Real Estate Collateral for one year.  The Borrower shall pay all such real estate taxes and assessments and insurance premiums, and shall promptly deliver to the Bank evidence of payment.  Upon receipt of satisfactory evidence of payment, the Bank shall reimburse the Borrower for such payments out of funds in the Tax and Insurance Escrow Account.  In addition to the initial funding of the Tax and Insurance Escrow Account, the Borrower shall deposit into such account monthly, no later than the tenth (10th) day of each month, beginning, as to each real estate tax, assessment or insurance premium, the first month following the occurrence of such Event of Default during which such tax, assessment or premium is actually due to be paid, an amount equal to one-twelfth of the estimated total of such real estate tax, assessment or insurance premium, as the case may be, for one year.

4.7b      Lockbox Account; Substitute Collateral.  At any time during the term hereof, in the event that any one of the Anchor Tenants provides notice that they will not be renewing their lease upon the expiration of the current term thereof (each, a "Termination Notice"), the Borrower shall, at its option, either:

(i)          Letter of Credit:  prior to the date the applicable Anchor Tenant ceases occupancy of the relevant premises, deliver to Bank an acceptable Letter of Credit in the amount of $1,500,000 which the Bank shall hold as additional Collateral until such time as a satisfactory replacement Tenant (a "Replacement Anchor") has occupied the demised premises under a new Lease reasonably satisfactory to the Bank (a "Replacement Anchor Lease") and begun paying rent thereunder, at which time the Letter of Credit shall be released by the Bank and returned to the Tenant, or

(ii)         Lockbox Account:   promptly after receiving the Termination Notice, establish with the Bank pursuant to the Lockbox Agreement the Lockbox Account, in the name of Borrower with Bank as custodian, into which proceeds and collections of amounts due under the Leases shall be deposited from time to time in accordance with the terms of this Agreement.  After the establishment of the Lockbox Account:

(A)        The Borrower agrees to promptly direct all Tenants to make all rental and other payments to the Lockbox Account designated by Bank, or as otherwise directed by Bank pursuant to the terms of the Lockbox Agreement.  If the Bank learns that the Borrower has failed to give such notice or direction to the Tenants, then the Bank may itself so notify or direct the Tenants.  This Agreement shall be sufficient evidence of such right and the Tenants may rely hereon and shall be under no obligation to see to the application of such moneys or other property by the Bank.  The Bank is, and its duly authorized agents are hereby authorized by the Borrower to endorse for and on the Borrower's behalf and deposit all drafts and checks payable to the Borrower in the Lockbox Account.

(B)         All checks, drafts, acceptances, notes, cash and other forms of payment received from the Tenants in payment on the Leases and transmitted to the Lockbox Account, or otherwise to the Bank will be promptly deposited in the Lockbox Account.  The Borrower acknowledges and agrees that the Lockbox Account will be maintained for the convenience and benefit of the Bank consistent within the terms of this agreement and the Lockbox Agreement.

(C)         In the event Borrower (or any of its affiliates, owners, directors, officers, employees or agents) shall receive any cash, checks, notes, drafts or similar items of payment relating to the Leases (or proceeds thereof), then no later than the fifth Business Day following receipt thereof, Borrower shall deposit or cause the same to be deposited in kind in the Lockbox Account.  All cash, notes, checks, drafts or similar items of payment by or for the account of Borrower shall be the sole and exclusive property of Bank immediately upon the earlier of the receipt of such items by Bank or the receipt of such items by Borrower; provided, however, that for the purpose of computing interest hereunder such items shall be deemed to have been collected and shall be applied by Bank on account of the Obligations two (2) Business Days after receipt by Bank (subject to correction for any items subsequently dishonored for any reason whatsoever).  Notwithstanding anything to the contrary herein, all such items of payment shall, solely for purposes of determining the occurrence of an Event of Default, be deemed received upon actual receipt by the Bank, unless the same are subsequently dishonored for any reason whatsoever.

(D)         Throughout the term of this Agreement, the Bank shall be a pledgee in possession of the funds deposited in the Lockbox Account and shall have the sole and exclusive right to endorse any check, security or other instrument presented for deposit in the Lockbox Account and to withdraw or order a transfer from the Lockbox Account, and the Borrower hereby appoints the Bank the true and lawful attorney of the Borrower, with full power of substitution, for the purpose of such endorsement or making any such withdrawal or ordering any such transfer from the Lockbox Account, which appointment is coupled with an interest and is irrevocable.  The Bank shall have no obligation to withdraw any amounts from the Lockbox Account unless such amounts represent good and collected funds.

(E)         So long as no Event of Default has occurred and is continuing, and provided that neither the Lockbox Account nor any funds deposited therein are then subject to any writ, order, judgment, warrant of attachment, execution or similar process, on each Business Day all amounts deposited in the Lockbox Account during the term of this Agreement shall be withdrawn or transferred by the Bank to be applied to the following items in the following order:

(a)          funds sufficient to pay standard ongoing operating costs related to the operation and maintenance (excluding capital improvements) shall be funded into the Borrower's operating accounts as directed by Borrower;

(b)          an amount up to $1,500,000 in the aggregate shall be delivered to the Bank to be held in a separate account (the "Replacement Escrow Account") to be used for the payment or reimbursement of costs incurred by the Borrower in connection with the Replacement Anchor Lease including leasing commissions, tenant improvement costs, and other costs as approved by the Bank in its reasonable discretion.  Such funds may be drawn by the Borrower monthly as costs are incurred subject to receipt by the Bank of reasonable supporting documentation, and in the event such costs relate to construction of tenant improvements, compliance with Bank's standard construction draw procedures;

(c)          any funds collected in the Lockbox Account in excess of the amount of $1,500,000.00 shall be deposited into a demand deposit account of the Borrower at the Bank.

(d)          at such time as the Replacement Anchor has occupied the demised premises under the applicable Replacement Anchor Lease and begun paying rent thereunder, any amounts remaining in the Replacement Escrow Account shall be released by Bank and funded into the Borrower's operating accounts as directed by Borrower.

Upon the occurrence and during the continuance of any Event of Default, the Bank may draw on the Letter of Credit or appropriate and apply the funds deposited in the Lockbox Account then, or at any time thereafter, either (i) to the payment in full of all outstanding Obligations in accordance with the terms of this Agreement or (ii) to pay for any tenant improvement costs incurred in connection with any Replacement Anchor Lease, which the Borrower has failed to pay for within five (5) Business Days of notice thereof.

4.8          Insurance.  The Borrower shall maintain at all times, and provide the Bank with any evidence or information as may be requested by the Bank from time to time with respect to, adequate insurance to the satisfaction of the Bank with financially sound and reputable insurers acceptable to the Bank, against (i) such risks of loss as are customarily insured against and in amounts customarily carried by Persons owning, leasing or operating properties similar to the Real Estate Collateral, including, but not limited to, fire, theft and extended coverage insurance in an amount at least equal to the full and total replacement cost of the Building (including boiler coverage, if the Real Estate Collateral has a boiler), (ii) loss of income from the Borrower's operation of the Building for the period for which such income is lost for the Building (but not over twelve (12) months), (iii) liability insurance covering injury and damage to persons and property in amounts reasonably satisfactory to the Bank, (iv) flood insurance, if any part of the Land is located in an "area of special flood hazard", as defined in the Flood Insurance Act of 1968, in an amount equal to the full and total replacement cost of the Real Estate Collateral, and (v) such other insurance as Bank may reasonably request from time to time that is generally available at commercially reasonable rates, all of the foregoing to be acceptable to the Bank at all times during the term hereof.  All such insurance shall name the Bank as the loss payee of such insurance and shall have a long form mortgagee and lender's loss payable endorsement in favor of the Bank, providing that such coverage cannot be affected by the acts or omissions of the Borrower, and providing for at least thirty (30) days' written notice to the Bank prior to cancellation and, in this regard, the Borrower shall cause a copy of each policy and an original "Evidence of Insurance" (ACORD Form 27) as to property insurance, and an original "Certificate of Insurance" as to liability insurance, to be delivered to the Bank prior to the Bank making the Loan to the Borrower under this Agreement and no later than thirty (30) days prior to the expiration of any such insurance coverage.  The Borrower shall also be adequately insured at all times to comply with the insurance provisions of all applicable workers' compensation and similar laws and will effect all such insurance under valid and enforceable policies with insurers satisfactory to the Bank.

4.9          Maintenance of Collateral.  The Borrower shall, at its own expense, maintain, preserve, protect and keep the Building and the other Collateral in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements so that the Collateral shall at all times be in good condition and fit and proper for the respective purposes for which it was originally intended, erected or installed, its business carried on in connection therewith may be properly and advantageously conducted at all times.

4.10        Indemnification.  The Borrower shall indemnify and hold each Indemnified Person harmless from and against all liabilities, claims, damages, costs and expenses (including but not limited to the reasonable legal fees and disbursements of the Bank's counsel, and the costs of investigation, all both at trial and on appeal) in any actions or proceedings now or hereafter pending or threatened against the Bank arising out of, resulting from, or in any manner relating to the transactions described in the Loan Documents and any action taken by the Bank which were reasonably believed by the Bank to be taken pursuant to the Loan Documents, including without limitation, any violations of any Governmental Approvals, Governmental Rules, Property Restrictions, except to the extent the same are caused by the gross negligence or willful misconduct of the Bank.  Immediately upon demand by the Bank, the Borrower shall defend any such action or proceeding brought against any Indemnified Person, or the Indemnified Person may elect to conduct its own defense at the expense of the Borrower.  The provisions of this Section 4.10 shall survive the termination of this Agreement and the repayment of the Obligations.

4.11        Roof Replacement Escrow Account.  As of the Closing Date, the Borrower shall establish, fund and maintain a separate escrow account (the "Roof Replacement Escrow Account") with the Bank.  At such time, the Borrower shall deposit into the Roof Replacement Escrow Account One Million Dollars ($1,000,000.00) to pay for the replacement or repair of portions of the roof of the Property based on the recommendations of the Bank's Inspecting Engineer.  Said escrow funds will be disbursed periodically as work is completed, upon proof of payment and satisfactory inspection of such replacement or repair work.

4.12        Further Assurances; Power of Attorney.  At any time and from time to time, upon the Bank's reasonable request, the Borrower shall make, execute and deliver, and shall cause any other Person to make, execute and deliver, to the Bank, and where appropriate shall cause to be recorded or filed, and from time to time thereafter to be re-recorded and refiled at such time and in such offices and places as shall be deemed desirable by the Bank in its reasonable discretion, any and all such further security documents, certificates and other documents and instruments as the Bank may consider necessary or desirable in its reasonable discretion in order to effectuate, complete, perfect, continue or preserve the Obligations of the Borrower hereunder or under the other Loan Documents and the Encumbrances created thereby.  The Borrower hereby appoints the Bank, and any of its officers, directors, employees and authorized agents, at any time, with full power of substitution, upon any failure by the Borrower to take or cause to be taken any action described in the preceding sentence, to make, execute, record, file, re-record or refile any and each such security document, instrument, certificate and document for and in the name of the Borrower.  The power of attorney granted pursuant to this Section 4.12 is coupled with an interest and shall be irrevocable until all of the Obligations are paid in full and the Bank has no further obligation to make advances hereunder.

4.13        Debt Service Coverage Ratio.  The Borrower shall maintain a Debt Service Coverage Ratio of at least 1.40 to 1.0 at all times during the term of the Loan, to be calculated at the end of each Fiscal Quarter of the Borrower, assuming principal and interest payments in an amount which would, at the currently applicable interest rate set forth in the Note, (giving effect to any applicable Rate Management Agreement) amortize over a period of twenty-five (25) years the then outstanding principal under the Note.  As soon as available, but in any event within thirty (30) days after each Fiscal Quarter end, the Borrower shall deliver to the Bank a certificate, executed by a senior officer, containing calculations in sufficient detail to demonstrate compliance with the Debt Service Coverage Ratio requirement as of such Fiscal Quarter End.

ARTICLE 5.   NEGATIVE COVENANTS

From the date hereof and thereafter until the Loan and all other Obligations of the Borrower hereunder are paid in full, the Borrower agrees, for the benefit of the Bank, that it will comply with each of the following covenants:

5.1           Indebtedness.  The Borrower shall not create, incur, assume or permit to exist or remain outstanding any Indebtedness except for (i) the Obligations, (ii) other Indebtedness owed by the Borrower to the Bank from time to time, and (iii) Indebtedness secured by personal property being leased by the Borrower and by purchase money security interests in equipment, personal property affixed to or being added to the Building and vehicles.

5.2           Encumbrances.  The Borrower shall not create, assume, incur or suffer to exist any Encumbrance upon the Real Estate Collateral or any of the other Collateral except for Permitted Encumbrances.

5.3           Liquidations, Mergers, Consolidations, Acquisitions, Sales of Interests.  The Borrower shall not dissolve, liquidate its assets in whole or in part or wind up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets, capital stock or other equity interests of any other Person.

5.4           Organizational Matters.  The Borrower shall not change its name or change its form or state of organization without giving the Bank sixty (60) days' prior written notice thereof, or (ii) amend its limited partnership agreement or limited partnership certificate.

5.5           Dispositions of Assets.  The Borrower shall not sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any interest in the Real Estate Collateral or any of the other Collateral, except for:

(i)            Leases of the Building in the ordinary course of business subject to the provisions of Section 5.12;

(ii)           sales, transfers, leases or dispositions of furniture, fixtures and equipment in the ordinary course of business assets which are no longer necessary or required for the operation of the Building in compliance with the Loan Documents; and

(iii)          sales, transfers, leases or dispositions of furniture, fixtures and equipment in the ordinary course of business which are replaced by substitute assets acquired or leased by the Borrower; provided, however, that such substitute assets shall be subject to Bank's Lien; and

(iv)          the sale, transfer, lease, or other disposition the Morgantown Commons, the Outlots and personal property related thereto; which the Bank hereby prospectively consents to, and agrees to execute any releases required in connectin therewith; and

(v)           Permitted Exceptions.

5.6           Use of Real Estate Collateral.  The Borrower shall not use the Real Estate Collateral for any purpose or in any manner which is in any way inconsistent with or contrary to the use of the Real Estate Collateral as contemplated by and as set forth in any of the Loan Documents or inconsistent with or contrary to any Property Restriction, Governmental Approval or Governmental Rule.

5.7           Change of Business.  The Borrower shall not engage in any business other than the ownership, operation, leasing and maintenance of the Real Estate Collateral and the adjoining facility commonly known as Morgantown Commons, and activities incidental thereto.

5.8           Lease Amendments .  The Borrower shall not, without the prior written consent of the Bank, enter into any amendment to any Lease demising more than 10,000 square feet of leaseable area in the Real Estate Collateral, which has any of the following effects:  (i) a decrease in the term of the Lease, (ii) a material reduction in the square footage of the demised premises under such Lease, (iii) a material decrease in the consideration (including base rent, additional rent, etc.) paid by the Tenant under such Lease.

5.9           Publicity.  The Borrower shall not erect any sign upon the Real Estate Collateral or engage in any other publicity regarding the financing provided by the Bank without the Bank's prior written approval.

5.10         Ownership or Acquisition of Assets.  The Borrower shall not acquire or own any material assets other than the Real Estate Collateral and Morgantown Commons and such incidental personal property related thereto as may be necessary for the operation of such properties.

5.11         Distributions.  Borrower may make dividend payments and distribution payments so long as no Event of Default has occurred and is continuing under the Loan Documents or would occur as a result of such payments; and, at the time of the proposed dividend or distribution, the requirement that the Borrower provide a Letter of Credit or maintain the Lockbox Account under the terms of Section 4.7b is not currently in effect unless (i) the Borrower has furnished the Letter of Credit required thereunder, (which Letter of Credit shall be released by the Bank upon satisfaction of the following condition), or (ii) the amount on deposit in the Replacement Escrow Account (as set forth in Section 4.7(b)(ii)) is at least $1,500,000.00.

5.12         Lease of Building.  The Borrower shall not Lease any portion of the Building unless (i) the Lease is substantially in a form previously approved by the Bank and contains provisions satisfactory to the Bank that the Lease is subordinate to the Loan and that the Tenant will attorn to Bank or a purchaser as landlord in the event of foreclosure on the Loan, and (ii) if the proposed Lease is for a space in excess of 10,000 square feet, the Bank, in its commercially reasonable discretion approves of the tenant and the substantive terms of the Lease.  If the Bank fails to respond within ten (10) days after receipt of a request from Borrower for approval of any Lease, said Lease shall be deemed approved by Bank.

5.13         Affiliate Transactions.  The Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower except in the ordinary course of business and on terms which are fully disclosed to the Bank in advance and which terms are no less favorable to Borrower than would be obtained in a comparable third-party transaction negotiated at arm's-length.

ARTICLE 6.   CONDITIONS PRECEDENT

6.1           Conditions to the Loan.  The obligation of the Bank to make the Loan is subject to the satisfaction of each of the conditions precedent set forth in this Article 6.

6.1a         No Default or Event of Default, Etc.  The Borrower and the other Loan Parties shall have performed and complied with all agreements and conditions required in the Loan Documents to be performed or complied with prior to making the disbursement and, at the time of making the disbursement, or as a result of making the disbursement, no Default or Event of Default has occurred and is continuing or will be caused by the making of the disbursement.

6.1b         No Material Adverse Change.  At the time of making the disbursement, no Material Adverse Change has occurred and is continuing with respect to any Loan Party, and no circumstances exist which would reasonably be expected to cause a Material Adverse Effect.

6.1c         Representations Correct.  The representations and warranties contained in Article 3 hereof and otherwise made in writing by or on behalf of the Borrower or any other Loan Party in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be (i) correct when made and (ii) correct in all material respects at the time of making the disbursement.

6.1d         Leases.  The Borrower shall have delivered to the Bank (i) copies of all Leases for the Building or any portion thereof then in effect, (ii) satisfactory estoppel letters for Tenants occupying, in the aggregate, at least 75% of the grosss/leasable square footage of the Building, and (iii) an SNDA/Estoppel executed by the Borrower and each Tenant of the Building occupying in excess of 10,000 square feet.

6.1e         Participations.  The Bank shall have entered into satisfactory participation agreements selling participations in the Loan in the aggregate amount of $25,000,000.

6.1f          Other Conditions to Disbursements.  All other applicable conditions to making disbursements set forth in this Article 6 shall have been satisfied.

6.2            Conditions to Making First Disbursement.  In addition to satisfaction of each of the conditions precedent set forth in Section 6.1, the obligation of the Bank to execute the Loan Documents and make the first disbursement hereunder is subject to the satisfaction of each of the following conditions precedent:

6.2a          Loan Documents.  The Bank shall have received each of the following Loan Documents, each duly executed by all of the parties thereto and each in form and substance satisfactory to the Bank:

(i)	this Agreement;
(ii)	the Note;
(iii)	the Deed of Trust;
(iv)	the Assignment of Leases and Rents;
(v)	the Security Agreement;
(vi)	the Environmental Indemnity Agreement;
(vii)	a Guaranty Agreement executed by the Guarantor; and
(viii)	all schedules to any of the Loan Documents, prepared by the Borrower and satisfactory to the Bank.

6.2b         Other Conditions.  The Bank shall have received each of the following or shall have otherwise determined that each of the following conditions has been satisfied, each duly executed by all of the parties thereto or issuers thereof and each in form and substance satisfactory to the Bank in all respects:

(i)            Insurance.  Copies of the Borrower's insurance policy or policies, certificates and other evidence of insurance required by Section 4.8, containing long-form lender loss payable endorsements satisfactory to the Bank and which in all other respects comply with the requirements of Section 4.8 and the insurance requirements set forth in the other Loan Documents and current evidence of insurance for all such policies.

(ii)          Flood Insurance.  If any of the Real Estate Collateral is in an area of special flood hazard, evidence of satisfactory flood insurance.

(iii)        Environmental Matters.  A phase I environmental assessment of the Real Estate Collateral, prepared by a firm satisfactory to the Bank, and a determination by the Bank that the environmental condition of the Real Estate Collateral, as well as any other environmental considerations affecting the Real Estate Collateral, are acceptable to it.

(iv)        Appraisal.  The Appraisal, showing that the fair market value of the Building is at least $53,333,333.34 on an "as-is" basis, and the Loan-to-Value Ratio does not exceed 75%.

(v)         Title Insurance.  A marked-up title insurance commitment issued by a title insurance company satisfactory to the Bank, which title insurance company will, on the Closing Date, issue an ALTA 1992 (or equivalent) loan policy of title insurance to the Bank insuring the Deed of Trust in the principal sum secured thereby as a first and prior lien upon the Borrower's fee simple title to the Real Estate Collateral and all appurtenances thereto (including such easements and appurtenances as may be required by the Bank), and subject only to Permitted Encumbrances and such other exceptions as may be approved in writing by the Bank, and containing such endorsements (including without limitation the 100, 300 and 710 endorsements) and affirmative coverage as are reasonably required by the Bank.

(vi)       Survey.  The Survey, which shall be certified to the Bank and to the title insurance company issuing the title insurance policy.

(vii)     Legal Description.  A metes and bounds legal description of the Land, compatible with the survey of the Real Estate Collateral described in the preceding item 6.5f.

(viii)    Lien, Judgment and UCC-1 Searches.  Satisfactory lien, judgment and UCC-1 financing statement search results for the Borrower.

(ix)      Termination Statements, Etc.  Any and all Uniform Commercial Code termination statements, mortgage satisfactions and other documents and instruments of termination and release which are necessary so that the Bank's Lien is a first and prior lien and security interest, subject only to Permitted Encumbrances.

(x)      Governmental Approvals; Compliance with Governmental Rules.  (i) Evidence of the satisfactory subdivision of the Land and the zoning for the Real Estate Collateral; (ii) evidence of access to and from the Real Estate Collateral by means of easements benefiting the Real Estate Collateral; (iii) evidence that all Governmental Rules, Governmental Approvals and Property Restrictions relating to the Real Estate Collateral have been complied with and that the present use of the Real Estate Collateral will not violate any Governmental Rule, Governmental Approval or Property Restriction.

(xi)    Condition of Property.  No portion of the Real Estate Collateral shall have been damaged by fire or any other casualty and not repaired to the condition immediately prior to such casualty, and no condemnation or taking of the Real Estate Collateral, or any portion thereof, shall be pending or threatened.  Bank shall have received a satisfactory property condition report from the Inspecting Engineer.

(xii)   Borrower's Corporate Documents.  A certificate, completed and signed by an authorized officer of the General Partner or other appropriate representative, and having attached thereto the following documents for the Borrower, which shall be certified as true and complete:

(A)           A copy of Borrower's Limited Partnership Agreement;

(B)           A good standing certificate issued by the Secretary of State of West Virginia dated not more than thirty (30) days prior to the date hereof; and

(C)           A good standing certificate issued by the Secretary of State of Ohio dated not more than thirty (30) days prior to the date hereof; and

(D)           A certified copy of its limited partnership certificate, certified as true, complete, correct and in effect by the Secretary of State of Ohio and dated not more than sixty (60) days prior to the date hereof;

(E)           An incumbency certificate containing the names of the Person or Persons authorized to execute and deliver the Loan Documents on behalf of the Borrower.

(xiv)   General Partner Corporate Documents.  A certificate, completed and signed by the General Partner's secretary or assistant secretary, and having attached thereto the following documents for the General Partner:

(A)           A certified copy of its articles of incorporation, certified as true, complete, correct and in effect by the Delaware Secretary of State and dated no more than sixty (60) days prior to the date hereof;

(B)           A copy of its by-laws and all amendments thereto;

(C)           A good standing certificate issued by the Delaware Secretary of State dated no more than thirty (30) days prior to the date hereof;

(D)           Resolutions of its Board of Directors authorizing the Borrower to incur the obligations and execute, deliver and perform the Loan Documents; and

(E)           An incumbency certificate certified by its secretary or assistant secretary.

(xv)   Settlement Statement.   Receipt by the Bank of a copy of the executed Settlement Statement.

(xvi)  Opinion of Counsel.  Receipt by the Bank of an opinion or opinions of counsel to the Borrower and Guarantor in form and substance reasonably satisfactory to the Bank and its Counsel.

(xvii)   Payment of Facility Fee and Other Amounts.  The Borrower shall have paid to the Bank the portion of the Facility Fee not previously paid, and shall have paid any other costs, fees and expenses owed to the Bank on the Closing Date, including, but not limited, to those fees incurred in connection with the appraisal and any environmental investigations.

(xviii) Legal Fees.  Receipt by the Bank's counsel, Tucker Arensberg, P.C., of the legal fees and all expenses incurred by it in connection with the preparation and negotiation of the Loan Documents and the closing.

(xix)   Debt Service Coverage Ratio.  Receipt by the Bank of a certificate signed by an officer of the Borrower evidencing compliance with the Debt Service Coverage Ratio covenant set forth in Section 4.13.

ARTICLE 7.   EVENTS OF DEFAULT; REMEDIES

7.1        Events of Default.  Each of the following events shall constitute an Event of Default:

7.1a      Nonpayment of Obligations.  The Borrower shall default in (i) any payment of principal of the Loan when due, or in the payment of interest on the Loan when due and such default in payment shall have continued for a period of three (3) days after the due date; or (ii) any payment of any of the fees, costs, expenses, indemnities or other amounts due hereunder or under any of the other Loan Documents when due and such default in payment shall have continued for a period of five (5) Business Days after the Borrower's receipt of the Bank's written notice of such default.

7.1b      Nonpayment of Other Indebtedness.  The Borrower shall default in any payment of principal, interest or other amounts due with respect to any other Indebtedness (other than the Obligations owed to the Bank hereunder) having an outstanding balance of $250,000 or more owed by the Borrower to any one Person, including the Bank, if such default results in the acceleration of such Indebtedness or gives the holder of such Indebtedness the right to accelerate such Indebtedness.

7.1c      Insolvency, Etc.

(i)          Involuntary Proceedings.  A proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of any Loan Party in an involuntary case under the Federal bankruptcy laws, or any other similar applicable Federal or state law, now or hereafter in effect, or for the appointment of a receiver, liquidator, trustee, sequestrator or similar official or Governmental Authority for such Loan Party or for a substantial part of its property, or for the winding up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) days.

(ii)         Voluntary Proceedings. Any Loan Party shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under the Federal bankruptcy laws, or any other similar applicable Federal or state law now or hereinafter in effect, or shall consent or acquiesce to the filing of any such petition, or shall consent to or acquiesce in the appointment of a receiver, liquidator, trustee, sequestrator or similar official or Governmental Authority for such Loan Party or for a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or action shall be taken by such Loan Party in furtherance of any of the foregoing.

7.1d      Dissolution; Cessation of Business.  Any Loan Party shall dissolve, liquidate its assets, terminate its existence, cease to exist or permanently cease operations.

7.1e      Change of Ownership.  The occurrence of a Change of Ownership.

7.1f       Failure to Comply with Loan Documents.  The occurrence of any of the following:  (i) the Borrower shall default in the due performance or observance of any covenant, condition or provision set forth in this Agreement which is not set forth elsewhere in this Section 7.1; or (ii) any Event of Default, as defined in any other Loan Document, shall occur; or (iii) any Event of Default, as defined in any other agreement or instrument at any time relating to or evidencing Indebtedness owed by the Borrower to the Bank shall occur; or (iv) the Borrower or any other Loan Party shall default in the due performance of any covenant, condition or provision set forth in any other Loan Documents to which such Loan Party is a party, and such default described in this Subsection 7.1f shall not be remedied for a period of thirty (30) days after notice of such default being delivered by the Bank to the Borrower.

7.1g      Misrepresentation.  Any representation or warranty made by any Loan Party in any Loan Document to which it is a party is untrue in any material respect as of the date made, or any schedule, statement, report, notice, certificate or other writing furnished by any Loan Party to the Bank is untrue in any material respect on the date as of which the facts set forth therein are stated or certified.

7.1h      Termination, Invalidity, Etc. of Loan Documents.  Any material provision of this Agreement or any of the other Loan Documents shall at any time for any reason cease to be valid and binding on any Loan Party or any other Person which is a party thereto, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party or other Person which is a party thereto, or any Governmental Authority, court or arbitrator, or any Loan Party or any other Person which is a party to any of such agreements shall, or shall purport to, terminate, repudiate, declare voidable or void or otherwise contest any Loan Document to which he or it is a party or any obligation of any Loan Party under any of the Loan Documents.

7.1i       Material Adverse Change.  The occurrence of any Material Adverse Change with respect to any Loan Party or the Real Estate Collateral.

7.1j       Adverse Judgments.  Any judgment where the amount not covered by insurance (or the amount as to which the insurer denies liability) is in excess of $250,000 shall be rendered against the Borrower or the Property, or there shall be any attachment, injunction or execution against any such Person or the Property which is in excess of $250,000, and such judgment, attachment, execution or order shall remain unpaid, unstayed, undismissed or unappealed for a period of thirty (30) days, provided, however, if the Borrower delivers a surety bond in form and substance satisfactory to the Bank in the amount of such judgment, attachment or execution, no Event of Default shall arise hereunder.

7.1k      Collateral.  A writ or warrant of attachment, garnishment, execution, distraint or similar process shall have been issued against the Borrower or any of the Collateral which shall have become final and non-appealable or remain undischarged and unstayed for a period of thirty (30) days, or a creditor of the Borrower shall obtain possession of any of the Collateral by levy, distraint, replevin, self-help or other means of exercising their rights as such a creditor.

7.1l        Bank's Lien.  The Bank's Lien in any of the Collateral is or becomes unperfected or no longer constitutes a first priority perfected lien or security interest in any of such Collateral, subject only to Permitted Encumbrances.

7.1m      Rate Management Agreements.  Nonpayment by Borrower of any Rate Management Obligation or the breach by Borrower of any term, provision or condition contained in any Rate Management Agreement which is not remedied prior to the expiration of any applicable cure, grace or notice period.

7.2          Remedies.

7.2a        Events of Default Under Section 7.1c or 7.1d.  Upon the occurrence of an Event of Default set forth in Sections 7.1c or 7.1d, the Loan, the Note, interest accrued thereon and all other Obligations of the Borrower to the Bank shall become immediately due and payable, without the necessity of demand, presentation, protest, notice of dishonor or notice of default, all of which are hereby expressly waived by the Borrower.

7.2b        Remaining Events of Default.  Upon the occurrence and during the continuance of any Event of Default (other than those described in Sections 7.1c and 7.1d) the Bank may, at its option, declare the Loan, the Note , interest accrued thereon and all other Obligations of the Borrower to the Bank to be due and payable, (but such declaration shall not include the obligation to unwind any Rate Management Obligations) without the necessity of demand, presentation, protest, notice of dishonor or notice of default, all of which are hereby expressly waived by the Borrower.

7.2c        Additional Remedies.  In addition to the remedies set forth above, upon the occurrence and during the continuance of any Event of Default, the Bank shall have all of the rights and remedies granted to it under this Agreement and the other Loan Documents and all other rights and remedies granted by law to creditors.

7.2d        Exercise of Remedies; Remedies Cumulative.  No delay on the part of the Bank or failure by the Bank to exercise any power, right or remedy under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any power, right or remedy or any abandonment or discontinuance of steps to enforce such right, power or remedy preclude other or further exercises thereof, or the exercise of any other power, right or remedy.  The rights and remedies in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights or remedies (including, without limitation, the right of specific performance) which the Bank would otherwise have.

ARTICLE 8.    GENERAL PROVISIONS

8.1         Amendments and Waivers.  The Bank and the Loan Parties may from time to time enter into written amendments, extensions, supplements and replacements to and of this Agreement and the other Loan Documents to which they are parties, and the Bank may from time to time waive compliance with a provision of any of such documents.  No amendment, extension, supplement, replacement or waiver shall be effective unless it is in writing and is signed by the Bank and the affected Loan Party.  All waivers shall be effective only for the specific instance and for the specific purpose for which it is given.

8.2         Taxes.  The Borrower shall pay any and all stamp, document, transfer and recording taxes, filing fees and similar impositions payable or hereafter determined by the Bank to be payable in connection with this Agreement, the other Loan Documents and any other documents, instruments and transactions pursuant to or in connection with any of the Loan Documents.  The Borrower agrees to save the Bank harmless from and against any and all present and future claims or liabilities with respect to, or resulting from, any delay in paying or failure to pay any such taxes or similar impositions.  The obligations of the Borrower pursuant to this Section 8.2 shall survive the termination of this Agreement and the repayment of the Obligations.

8.3         Expenses and Fees.  The Borrower shall pay to the Bank or reimburse the Bank for the following costs, expenses and fees in addition to any other costs, expenses and fees required to be paid by the Borrower pursuant to any of the Loan Documents, whether or not the Loan is funded:

(i)           All reasonable costs and expenses of the Bank (including without limitation the reasonable fees and all disbursements of the Bank's counsel) actually incurred in connection with:

(A)         the preparation, negotiation, execution and delivery of the Loan Documents (including without limitation the reasonable fees and disbursements of the Bank's counsel) and any and all other documents and instruments prepared in connection herewith, including but not limited to all amendments, modifications, waivers, consents, forbearances and other documents and instruments prepared or entered into from time to time, including after the Closing Date;

(B)          the satisfaction of all of the conditions precedent to the Bank's making the Loan, as set forth in Article 6; and

(C)          and any and all other costs and expenses associated with the making of the Loan, including without limitation lien and title search costs and fees, title insurance premiums, environmental assessment and investigation costs, feasibility studies and engineering reports, recording fees, any stamp or recording taxes and any brokerage fees;

(ii)          All reasonable costs and expenses of the Bank (including without limitation the reasonable fees and disbursements of the Bank's counsel actually incurred) in connection with (A) the collection of the Obligations and the enforcement of this Agreement and the other Loan Documents, including in connection with any restructuring or workout of the Obligations arising pursuant to a breach by any Loan Party of any of the terms, conditions, representations, warranties or covenants of any Loan Document to which it is a party; (B) the protection of the Collateral and Bank's Lien; and (C) defending or prosecuting any actions, suits or proceedings relating to any of the Loan Documents;

(iii)         The Bank's reasonable third-party costs incurred in connection with the inspections, reviews and audits of the Borrower's books and records and of the Collateral and the Building; and

(iv)         All reasonable costs and expenses of the Bank (including without limitation the reasonable fees and disbursements of the Bank's counsel, consultants and contractors) in connection with environmental investigation, testing or other due diligence (A) in contemplation of this Agreement, (B) during the term hereof as provided herein and in the other Loan Documents, and (C) following an Event of Default.

All of such costs and expenses shall be payable by the Borrower to the Bank within ten (10) days following demand therefor or as otherwise agreed upon by the Bank and the Borrower, and shall constitute Obligations under this Agreement.  The Borrower's obligation to pay such costs and expenses shall survive the termination of this Agreement and the repayment of the Obligations.

8.4       Notices.

8.4a     Notice to the Borrower.  All notices required to be delivered to the Borrower pursuant to this Agreement shall be in writing and shall be sent to the following address, by hand delivery, recognized national overnight courier service, telex, telegram, telecopier or by the United States certified mail, return receipt requested:

Morgantown Mall Associates Limited Partnership
c/o Glimcher Properties Limited Partnership
180 East Broad Street, 21st Floor
Columbus, OH 43215
Attention:   General Counsel
Telecopier: (614) 621-8863

8.4b     Notice to the Bank.  All notices required to be delivered to the Bank pursuant to this Agreement shall be in writing and shall be sent to the following address, by hand delivery, recognized national overnight courier service, telex, telegram, telecopier or by the United States certified mail, return receipt requested:

First Commonwealth Bank
Central Offices
P.O. Box 400
Indiana, PA 15701-0400
Attention:  Brian J. Pukylo
Telecopier:  (724) 745-1789

With a copy to:
Tucker Arensberg, P.C.
1500 One PPG Place
Pittsburgh, PA 15222
Attention:   Matthew J. Malcho, Esquire
Telecopier:   (412) 594-5619

All such notices shall be effective three (3) days after mailing, the date of telecopy transmission or when received, whichever is earlier. The Borrower and the Bank may each change the address for service of notice upon it by a notice in writing to the other party hereto. Any such notices to the Borrower shall be effective whether or not copies of such notices are mailed or transmitted to the party designated to receive copies of such notices.

8.5       Set-Off.  To secure the repayment of the Obligations, the Borrower hereby gives to the Bank and any participant in the Loan a lien and security interest upon and in any of the Borrower's property, credits, securities or money which may at any time be delivered to, or be in the possession of, or owed by the Bank and any participant to the Borrower in any capacity whatever.  The Borrower hereby authorizes the Bank, at any time and from time to time upon the occurrence and during the continuance of an Event of Default, at the Bank's or the participant's option, to apply, at the discretion of the Bank or the participant, to the payment of the Obligations, any and all such property, credits, securities or money now or hereafter in the hands of the Bank or the participant or belonging or owed to the Borrower.  The Borrower agrees that each participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participation in amounts owing under this Agreement and the Note to the same extent as if the amount of its participation were owing directly to it as a lender under this Agreement or the Note.

8.6       Interest Limitation.  Notwithstanding anything to the contrary contained in any of the Loan Documents, the obligations of the Borrower to the Bank under the Loan Documents are subject to the limitation that payments of interest to the Bank shall not be required if and to the extent that receipt of any such payment by the Bank would be contrary to any Governmental Rules applicable to the Bank which limit the maximum rate of interest which may be charged or collected by the Bank.  The portion of any such payment received by the Bank which is in excess of the maximum interest permitted by such Governmental Rules shall be credited to the principal balance of the Loan.

8.7       No Third Party Rights.  Nothing in this Agreement or any other Loan Document, whether express or implied, shall be construed to give to any Person (other than the parties hereto or to such other Loan Document) any legal or equitable right, remedy or claim under or in respect of this Agreement or such other Loan Documents, all of which are intended for the sole and exclusive benefit of the parties hereto and thereto.

8.8       Participations and Assignments.

8.8a     Sale of Participations and Assignments.  The Bank may, in accordance with applicable law, and without the consent of the Borrower, at any time sell participations in, or make assignments of, all or a portion of the Loan, the Note or any other interest of the Bank hereunder and the other Loan Documents, to one or more Persons (which may be Affiliates of the Bank).  The Borrower hereby authorize and consent to the Bank disclosing to any such potential participant or assignee any information concerning the Borrower or the Property except social security numbers which shall only be disclosed upon the acquisition of the participation or assignment as applicable.  In the event of any such sale of a participation, the Bank's obligations under this Agreement to the Borrower shall remain unchanged, the Bank shall remain solely responsible for its performance under this Agreement, the Bank shall remain the holder of the Note made payable to it for all purposes under this Agreement (including all voting rights hereunder) and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement and the other Loan Documents.  In the event of any assignment, the Borrower agrees to execute any documents and instruments, including but not limited to amended Notes, deemed reasonably necessary by the Bank to accomplish such assignment.

8.9       Successors and Assigns.  This Agreement shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Bank and their respective successors and assigns; provided, however, that the Borrower shall not assign its rights or duties hereunder or under any of the other Loan Documents without the prior written consent of the Bank.

8.10     Severability.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

8.11     Survival.  Except as otherwise set forth, the representations, warranties, covenants and agreements of the Borrower contained herein or in the other Loan Documents or made in writing in connection herewith shall survive the issuance of the Note and shall continue in full force and effect until payment in full of the Loan and the other Obligations is made and the Bank has no further obligation to make advances hereunder.

8.12     Funds Transfer Authorization and Indemnification.   The Borrower shall pay all charges which the Bank may impose from time to time for transfers of funds and for following the instructions relating to transfers of funds.  The Borrower shall also reimburse the Bank upon demand for any out-of-pocket costs incurred by the Bank in carrying out the instructions given by the Borrower in connection with transfers of funds.  In no event shall the Bank be responsible for any loss, claim, liability, damage or other amount arising in any way, directly or indirectly, from any error, failure, or delay in the performance of any of the Bank's obligations relating to transfers of funds caused by natural disaster, fire, war, strike, civil unrest, error in or inoperability of communication equipment or lines, or any other circumstances beyond the reasonable control of the Bank.  The Borrower agrees to indemnify each Indemnified Person and hold each Indemnified Person harmless from any and all losses, costs, damages and expenses (including reasonable attorneys' fees and costs, and costs of investigation, both at trial and on appeal), arising directly or indirectly from, or relating in any manner to, any actions taken by the Bank in connection with transfers of funds which were reasonably believed by the Bank to be taken pursuant to the Loan Documents, including but not limited to actions taken by the Bank to amend or cancel any funds transfer instructions or any decision by the Bank to effect or not effect a transfer as provided, or any other action taken by the Bank in good faith pursuant to its responsibilities relating to transfers of funds under the Loan Documents, unless arising out of the gross negligence or willful misconduct of the Bank.

8.13     GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, EXCEPTING APPLICABLE FEDERAL LAW AND EXCEPT ONLY TO THE EXTENT PRECLUDED BY THE MANDATORY APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

8.14     FORUM.  THE PARTIES HERETO AGREE THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS TO WHICH THE BORROWER IS A PARTY MAY BE COMMENCED IN THE COURT OF COMMON PLEAS OF INDIANA COUNTY, PENNSYLVANIA OR IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND THE PARTIES HERETO AGREE THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN EITHER OF SUCH COURTS SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED PERSONALLY OR BY CERTIFIED MAIL TO THE PARTIES AT THEIR ADDRESSES SET FORTH IN SECTION 8.4, OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA.  FURTHER, THE BORROWER HEREBY SPECIFICALLY CONSENTS TO THE PERSONAL JURISDICTION OF THE COURT OF COMMON PLEAS OF INDIANA COUNTY, PENNSYLVANIA AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA AND WAIVES AND HEREBY ACKNOWLEDGES THAT IT IS ESTOPPED FROM RAISING ANY OBJECTION BASED ON FORUM NON CONVENIENS, ANY CLAIM THAT EITHER SUCH COURT LACKS PROPER VENUE OR ANY OBJECTION THAT EITHER SUCH COURT LACKS PERSONAL JURISDICTION OVER THE BORROWER SO AS TO PROHIBIT EITHER SUCH COURT FROM ADJUDICATING ANY ISSUES RAISED IN A COMPLAINT FILED WITH EITHER SUCH COURT AGAINST THE BORROWER BY THE BANK CONCERNING THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR PAYMENT TO THE BANK.  THE BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT THE CHOICE OF FORUM CONTAINED IN THIS SECTION 8.14 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN ANY FORUM OR THE TAKING OF ANY ACTION UNDER THE LOAN DOCUMENTS TO ENFORCE THE SAME IN ANY APPROPRIATE JURISDICTION.

8.15     DISCLAIMER REGARDING POWER OF ATTORNEY.  SECTION 4.12 OF THIS AGREEMENT AND CERTAIN OF THE OTHER LOAN DOCUMENTS CONTAIN POWERS OF ATTORNEY COUPLED WITH AN INTEREST WHICH ARE FOR THE SOLE BENEFIT OF THE BANK.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE BEING EXECUTED IN CONNECTION WITH A LOAN OR OTHER FINANCIAL TRANSACTION FOR BUSINESS PURPOSES AND NOT PRIMARILY FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES.  THE BANK, AS AGENT FOR THE BORROWER UNDER THE POWERS OF ATTORNEY, IS NOT A FIDUCIARY FOR THE BORROWER.  THE BANK, IN EXERCISING ANY OF ITS RIGHTS OR POWERS PURSUANT TO THE POWERS OF ATTORNEY, MAY DO SO FOR THE SOLE BENEFIT OF THE BANK AND NOT FOR THE BENEFIT OF THE BORROWER.   THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PROVISIONS OF TITLE 20, PENNSYLVANIA CONSOLIDATED STATUTES, SECTION 5601 ET SEQ., AS AMENDED (SPECIFICALLY INCLUDING ACT 39 OF 1999) SHALL NOT BE APPLICABLE TO THE POWERS OF ATTORNEY.

8.16     Non-Business Days.  Whenever any payment hereunder or under any other Loan Document is due and payable on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in each such case be included in computing interest in connection with such payment.

8.17     Integration.  This Agreement and the other Loan Documents evidence the entire agreement between the parties relating to this financing transaction and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the transactions provided for herein.

8.18     Counterparts.  This Agreement and any amendment hereto may be executed in several counterparts and by each party on a separate counterpart, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute but one and the same instrument.  In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the other party against whom enforcement is sought.

8.19     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT, ARISING OUT OF, UNDER OR BY REASON OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER OF JURY TRIAL HAS BEEN SPECIFICALLY NEGOTIATED AS A PART OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Loan Agreement to be executed as a document under seal as of the date first written above.

ATTEST/WITNESS: _______________________________ Name: Title:
MORGANTOWN MALL ASSOCIATES LIMITED
PARTNERSHIP, an Ohio limited partnership

By:  GLIMCHER MORGANTOWN MALL, INC.,
a Delaware corporation, its general partner

By:  GLIMCHER PROPERTIES CORPORATION,
a Delaware corporation, its sole shareholder

By: _________________________(SEAL)
Name:  Mark E. Yale
Title:   Executive Vice President, Chief
Financial Officer and Treasurer

WITNESS: _______________________________ Name: Title:	FIRST COMMONWEALTH BANK By: ___________________________________ Name: Eugene L. Bartolini Title: Vice President

Schedule 1.1

Morgantown Commons

SEE ATTACHED

Schedule 1.2

Proposed Location of Outlots

SEE ATTACHED

Schedule 3.2

Ownership Structure

SEE ATTACHED

Schedule 3.8

Litigation

None.

Schedule 3.10a

Permitted Encumbrances

Those items identified on Schedule B to Lawyer's Title Insurance Company's commitment no. M0591.00338 issued to the Bank in connection herewith.

Schedule 5.1

Indebtedness

NONE